Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Cyber Enviro-Tech, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value	(1)	Other	33,083,333	$0.05	$1,654,166.65	0.0001381	$228.44

Total Offering Amounts:							$1,654,166.65		228.44
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$228.44

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Offering Note(s)

(1)	(1) Consists of up to 33,083,333 shares of common stock that may be offered for resale by the Selling Stockholders, including (i) up to 28,000,000 shares issuable to Monroe Street Capital Partners, LP under the Equity Purchase Agreement dated March 20, 2026 (up to 25,000,000 Purchase Shares and 3,000,000 Initial Commitment Shares), and (ii) up to 5,083,333 shares issuable under the three Securities Purchase Agreements dated March 17, 2026, March 20, 2026, and April 9, 2026 (up to 2,750,000 Note Shares, 1,833,333 Warrant Shares, and 500,000 Note Commitment Shares).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the last reported sale price of the registrant’s common stock on the OTCQB on June 30, 2026, which was $0.051 per share.

(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereunder includes such indeterminate number of additional shares of common stock as may be issued in connection with any stock split, stock dividend, recapitalization or similar event affecting the common stock. In the event of any such event, the number of shares registered shall be appropriately adjusted, and the registration fee will be recalculated accordingly.